EXHIBIT 99

International Bancshares Corporation and Local Financial Corporation Announce
Extension of Election Deadline In Connection With Pending Merger

LAREDO, TEXAS, and OKLAHOMA CITY, OKLAHOMA, June 9, 2004 - International Bancshares Corporation (Nasdaq: IBOC) and Local Financial Corporation (Nasdaq: LFIN) today announced that the deadline for LFIN stockholders to make an election to receive cash or shares of IBOC common stock (or a combination of cash and shares of IBOC common stock), subject to proration, in connection with the pending merger between IBOC and LFIN has been extended from Friday, June 11, 2004, to Monday, June 14, 2004, at 5:00 P.M., New York City time, in light of Friday’s financial market closure in observance of the funeral of former President Ronald Reagan.  The merger is still expected to become effective after the close of business on June 18, 2004.  Assuming the merger becomes effective on that date, the period for determining the IBOC common stock value for purposes of calculating the number of shares of IBOC common stock that those LFIN stockholders receiving IBOC shares in the merger will receive will be the ten trading day period beginning May 26, 2004.

LFIN stockholders wishing to make an election to receive cash and/or IBOC stock must deliver to American Stock Transfer, the Exchange Agent, a properly completed Election Form and Letter of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, by the election deadline, on Monday, June 14, 2004.  LFIN stockholders who do not properly deliver such documentation to American Stock Transfer (at the address specified in the Election Form and Letter of Transmittal) prior to the election deadline will not be able to elect the form of merger consideration they would like to receive.  The amount of cash and/or IBOC common stock that such non-electing stockholders will receive will then depend primarily on the elections made by the other LFIN stockholders, as more fully described in the proxy statement-prospectus previously sent to stockholders.

The Election Form and Letter of Transmittal was mailed to LFIN stockholders on or about May 12, 2004. LFIN stockholders may obtain additional copies of the Election Form and Letter of Transmittal by contacting the Exchange Agent at (877) 248-6417.

Prior to the election deadline, LFIN stockholders who have made elections may change their elections by submitting to the Exchange Agent a revised Election Form and Letter of Transmittal, properly completed and signed, that is received by the Exchange Agent prior to the election deadline and by otherwise timely complying with the other conditions for valid elections set forth in the Election Form and Letter of Transmittal.  LFIN stockholders who have made elections and submitted their share certificates may at any time prior to the election deadline revoke their elections and withdraw their share certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the election deadline.  After the election deadline, LFIN stockholders may not change or revoke their elections and may not withdraw their share certificates unless the merger agreement is terminated.

Forward Looking Statements and Other Notices

This document and information on IBOC’s and/or LFIN’s website may contain forward-looking information (including information related to plans, projections or future performance of IBOC and its subsidiaries and planned market opportunities, employment opportunities and synergies from the acquisition of LFIN), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results.  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, IBOC’s results could differ materially from IBOC’s and/or LFIN’s expectations in these statements.  Neither IBOC nor LFIN assumes any obligation and does not intend to update these forward-looking statements.  For further information, please see IBOC’s and LFIN’s reports filed with the Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

In connection with the proposed transaction, IBOC and LFIN have filed a proxy statement-prospectus with the SEC.  Investors and security holders are advised to read the proxy statement-prospectus because it contains important information.  Investors and security holders may obtain a free copy of the proxy statement-prospectus and other documents filed by IBOC and LFIN with the SEC at the SEC’s website at http://www.sec.gov.

IBOC’s and LFIN’s filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, requests for documents relating to IBOC and LFIN should be directed as follows:

For IBC:	For Local:

International Bancshares Corporation P.O. Box 1359 1200 San Bernardo Laredo, Texas 78040 Attn: Eliza Gonzalez, First Vice President-IBC Bank (956) 722-7611	Local Financial Corporation 3601 N.W. 63rd Street Oklahoma City, Oklahoma 73116 Attn: Richard L. Park, Interim Chief Executive Officer and Chief Financial Officer (405) 841-2298